UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2007

AMERICAN STANDARD COMPANIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11415	13-3465896
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Centennial Avenue, P.O. Box 6820, Piscataway, NJ	08855-6820
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (732) 980-6000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

As part of an effort to remain cost competitive, optimize its manufacturing capabilities and continue to rebuild the profitability of the Bath and Kitchen business, American Standard Companies Inc. (the “Company”) announced on July 9, 2007, a consolidation of its ceramics manufacturing operations in its Americas region. The Company intends to discontinue the production of ceramics at its Queimados manufacturing facility in Brazil and relocate the manufacturing of the remaining products to more cost-effective locations. This action will result in charges amounting to approximately $10 million ($7 million after tax) of which $9 million is expected in the third quarter of 2007 and $1 million is expected in the fourth quarter. The total charge includes approximately $2 million for job-elimination expenses related to approximately 216 employees and approximately $8 million of other exit related costs, including approximately $7 million in facility and equipment losses expected from the disposition. The Company estimates that the foregoing charges will result in approximately $4 million of net cash expenditures, which are expected to be paid in 2007. The Company is unable to estimate at this time the amount of any proceeds received upon disposition of the facility. The Company expects the closure of the facility, relocation of production and related job eliminations to be completed by the end of the third quarter of 2007. Once completed, the Company expects to realize annualized cost savings of approximately $7 million. The estimated amounts concerning the anticipated costs, accounting charges and annualized savings constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events affecting the company. The actual costs, accounting charges and savings resulting from these events may differ from what has been estimated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2007	AMERICAN STANDARD COMPANIES INC.

	By:	/s/ Brad M. Cerepak
	Name:	Brad M. Cerepak
	Title:	Vice President and Controller